As Filed With the Securities and Exchange Commission on February 25, 2010

Registration No. 333-139857

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SuperMedia Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-5095175
(State or other jurisdiction of	(I.R.S Employer
incorporation or organization)	Identification No.)

2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas	75261
(Address of Principal Executive Offices)	(Zip Code)

Idearc Inc. Long Term Incentive Plan
(Full title of the plan)

Cody Wilbanks
Executive Vice President — General Counsel and Secretary
SuperMedia Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261

(972) 453-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Glen Hettinger
Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
(214) 855-7444

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller Reporting Company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) amends the Registration Statement on Form S-8 (Registration No. 333-139857) filed with the Securities and Exchange Commission on January 8, 2007 (the “Registration Statement”) by SuperMedia Inc. (formerly known as Idearc Inc.), a Delaware corporation (the “Company”). The Registration Statement registered 2,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which were to be offered or sold under the Idearc Inc. Long Term Incentive Plan.

On March 31, 2009, the Company and its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq., as amended, in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) (Case No. 09-31828). As previously disclosed, on December 22, 2009, the Bankruptcy Court entered an order confirming the First Amended Joint Plan of Reorganization, dated December 21, 2009 (the “Plan”). The Plan became effective on December 31, 2009 (the “Effective Date”).  Under the Plan, the Company’s Common Stock outstanding immediately before the Effective Date was cancelled, and the holders of such stock did not receive any distributions. On December 31, 2009, the Company filed a Form 15 under the Securities Exchange Act of 1934 to deregister the Common Stock.  This Post-Effective Amendment is being filed to deregister, as of the date of its filing, all shares of the Common Stock unsold or unissued under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

Effective upon filing of this Post-Effective Amendment, the Company hereby removes from registration all shares of the Common Stock registered under the Registration Statement that remain unsold or unissued as of the date of this Post-Effective Amendment.

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SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, SuperMedia Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of DFW Airport, State of Texas, on February 25, 2010.

SuperMedia Inc.

By:	/s/ Scott W. Klein
Scott W. Klein
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Scott W. Klein	Chief Executive Officer and Director (Principal Executive Officer)	February 25, 2010
Scott W. Klein

/s/ Samuel D. Jones	Executive Vice President, Chief Financial Officer and Treasurer	February 25, 2010
Samuel D. Jones	(Principal Financial and Accounting Officer)

/s/ Edward J. Bayone	Director	February 25, 2010
Edward J. Bayone

/s/ Robert C. Blattberg	Director	February 25, 2010
Robert C. Blattberg

/s/ Charles B. Carden	Director	February 25, 2010
Charles B. Carden

/s/ Robin Domeniconi	Director	February 25, 2010
Robin Domeniconi

/s/ Thomas D. Gardner	Director	February 25, 2010
Thomas D. Gardner

/s/ David E. Hawthorne	Director	February 25, 2010
David E. Hawthorne

/s/ Thomas S. Rogers	Director	February 25, 2010
Thomas S. Rogers

/s/ John Slater	Director	February 25, 2010
John Slater

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